Exhibit 10.1
CONSULTING AGREEMENT
     This Consulting Agreement (hereinafter referred to as the “Agreement”) is effective October, 1, 2008, by and among Meadowbrook Insurance Group, Inc. (“Meadowbrook”), Meadowbrook, Inc., (hereinafter referred to as the “Company”), and Merton J. Segal (hereinafter referred to as the “Consultant”).
RECITALS:
     WHEREAS, the Company and the Consultant desire to set forth their respective rights and obligations in connection with the certain consulting services of the Consultant;
     NOW THEREFORE, in consideration of the premises and of the mutual covenants, agreements and understandings contained herein, the parties hereto agree as follows:
AGREEMENT:
     1. Retention. The Company agrees to retain the Consultant during the Term (as such term is hereinafter defined in Section 5 below) and the Consultant hereby accepts such engagement by the Company, subject to the terms and conditions hereinafter set forth herein. This Agreement establishes the terms of Consultant’s retention and any payment(s) to which the Consultant is entitled during the Term. The Company and the Consultant retain the right to terminate this Agreement for the reasons described in Section 5 below.
     2. Responsibilities and Duties. The Consultant shall be retained as a consultant with such responsibilities and duties as prescribed by the President & Chief Executive Officer of the Company. These duties may include services, which are intended to assist the Company with the development, creation and maintenance of the following; (1) agent relationships between the Company and its agency-force relating to the Company’s insurance programs; (2) client relationships of the Company’s agency division relating to life, annuities, health, property, automobile and general liability insurance; (3) fee for service relationships of the Company relating to the providing of marketing, underwriting, loss control and claims services; and (4) new programs, products, agent relationships and clients for the Company’s agency division(s). In addition, the Consultant will assist the Company with the supervision of the Company’s investment advisor and compliance with the Company’s Investment Policy Guidelines. The Consultant may attend designated seminars relating to investment strategies for insurance companies. The Consultant may assist the Company with development and maintenance of the Company’s brand and market identity, as well as represent it at designated insurance industry conference(s).
     3. Compensation. In consideration of the performance of such services by the Consultant, the Company will pay the Consultant the following:
(A)	Consulting Fee. The Consulting Fee (the ”Fee”) shall be as follows: (1) For the period October 1, 2008 – September 30, 2009, Consultant shall be receive a Fee of $266,000; (2) For the period of October 1, 2009 – September 30, 2010, Consultant shall receive a Fee of $216,000; and (3) For the period of October 1, 2010 – September 30, 2011, Consultant shall receive a Fee of $166,000. The Fee shall be paid in monthly installments and in advance.
     4. Other Benefits. The Consultant shall not be entitled to any other benefits of the Company during the Term. Consultant shall provide his own health, dental, life, disability, workers compensation and other similar type benefits.
     5. Consulting Term. The period of the Consultant’s retention by the Company under this Agreement (the “Term”) shall commence on October 1, 2008 and terminate on September 30, 2011, or such earlier date upon the occurrence of any of the following events:
(A)	the death or retirement of the Consultant;

(B)	the Consultant’s Disability. For purposes of this Agreement, “Disability” shall mean a physical or mental condition of the Consultant that prevents him from performing the consulting services described above as determined by the President & CEO and the Board of Directors of the Company.

(C)	a mutual written agreement between the Company and the Consultant agreeing to an early termination date; or

(D)	termination of this Agreement by the President & CEO and Board of Directors of the Company for “Cause,” which shall mean: (1) fraud, malfeasance or willful misconduct on the part of the Consultant; (2) violation of Section 7 of this Agreement; (3) conduct by the Consultant that would be materially injurious to the Company; or (4) revocation, suspension, or termination of the Consultant’s insurance license.
In the event this Agreement terminates for any of the reasons set forth in Section 5(A) – (D), the Consultant shall only be paid the Fee through the date of his death, retirement, Disability, the date this Agreement is terminated for Cause or the date this Agreement is terminated by mutual written agreement of parties.
     6. Confidential Information Agreement. Consultant agrees the Confidential Information Agreement executed by him and dated March 12, 1975 and re-affirmed in his former Employment Agreement, dated January 1, 2006 (the “Confidential Information Agreement”), which includes, not by way of limitation, covenants not to compete with the Company and covenants to refrain from soliciting employees to leave the Company’s employment, shall remain in full force and effect.

     7. Covenant not to Compete or Solicit Employees. During the Term of this Agreement and for a period of two (2) years following its termination or expiration, the Consultant agrees to the following:
(A)	Consultant agrees that he shall not, without the Company’s prior written consent, directly or indirectly Compete with the Company or any of its subsidiaries. For the purposes of Section 7(A):
(1) “Compete” means directly or indirectly owning, controlling, operating managing, working for or consulting with, an insurance agency, insurance company or third-party administrator. , which solicits or obtains business of or from the Company during the Term of this Agreement and for a period of two (2) years following its expiration or termination;, or soliciting or inducing any employee, or agent of the Company to terminate employment or appointment with the Company or any of its subsidiaries and become employed or appointed by a Competitor.
(2) In the event that a successor to the Company succeeds to or assumes the Company’s rights and obligations under this Agreement, Section 7(A) will apply only to the Company as it existed immediately before the succession or assumption occurred.
(3) Section 7(A) will not prohibit Consultant from directly or indirectly owning or acquiring any capital stock or similar securities that are listed on a securities exchange or quoted on the Nasdaq or NYSE and do not represent more than 5% of the outstanding capital stock of any Financial Services Company.
(B)	Consultant agrees that a violation of this Section 7 may result in direct, immediate and irreparable harm to the Company, and in such event, agrees that the Company, in addition to their other rights and remedies, would be entitled to injunctive relief enforcing the terms and provisions of this Section 7. The Company shall be entitled to stop any payments that are or may become due under this Agreement to the Consultant in the event he violates this Section of the Agreement as determined by the President & CEO and Board of Directors of the Company. The terms of this Section are intended to be in addition to any restrictions contained in the Confidential Information Agreement.
     8. Binding Effect; Assignment. The Company may assign this Agreement to any of its affiliates or their successors or assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company, its affiliates and their successors and assigns. This Agreement shall be binding upon and shall inure to the benefit of the Consultant. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Consultant.
     9. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Consultant and the Company. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party, which are not expressly set forth in this Agreement. Consultant shall have use of an office similar to his current office and administrative assistance as needed during the Term.
     10. Other Agreements. Effective September 30, 2008, the Employment Agreement dated January 1, 2006 between the Consultant, the Company and Meadowbrook shall be terminated, except for those provisions that survive termination. All amounts or benefits due the Consultant under the Employment Agreement shall terminate effective September 30, 2008 with the exception of the following three (3) items: (1) the Consultant’s right to elect and pay for health and dental continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”); and (2) the Consultant shall remain eligible to participate in Company’s Discretionary Bonus Plan for 2008 and the Company’s Long Term Incentive Plan for 2007 and 2008.
     11. Notices. All notices or other communications required or permitted hereunder shall be given in writing and shall be deemed sufficient if delivered by hand (including by courier), mailed by registered or certified mail, postage prepaid (return receipt requested), or sent by facsimile transmission, as follows:
If to the Consultant:
To the address on file at the Company
If to the Company:
MEADOWBROOK, INC.
Attn: General Counsel
26255 American Drive
Southfield, MI 48034
If to Meadowbrook:
MEADOWBROOK INSURANCE GROUP, INC.
Attn: General Counsel
26255 American Drive
Southfield, MI 48034
or such other address as shall be furnished in writing by such party, and any such notice or communication shall be effective and be deemed to have been given as of the date so delivered or, if mailed upon receipt thereof; provided, however, that any notice or communication changing any of the addresses set forth above shall be effective and deemed given only upon its receipt.
     12. Severability. If any provision of this Agreement, or any application thereof to any circumstance, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

     13. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Michigan, excluding any choice of law rule requiring application of the law or any other jurisdiction. Any action arising out of or relating to this Agreement, its performance, enforcement or breach, will be venued in the Circuit Court for the County of Oakland, State of Michigan.
     14. Entire Agreement. This Agreement and the Confidential Information Agreement, which is incorporated herein by reference, sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, written or oral, between them as to such subject matter.
     15. Headings. The headings contained herein are solely for the purpose of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the 1st day of October, 2008.

MEADOWBROOK, INC.

/s/ Robert S. Cubbin

By: Robert S. Cubbin
Its: President

MEADOWBROOK INSURANCE GROUP, INC.

/s/ Robert S. Cubbin

By: Robert S. Cubbin
Its: President
     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the 1st day of October, 2008.

CONSULTANT

/s/ Merton J. Segal

Merton J. Segal

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